EXHIBIT 10.16

COLLABORATION AGREEMENT

Development of a Proof-of-Concept Formulation of IVN201

between

ImVisioN GmbH, Feodor Lynen Strasse 5, D-30625 Hannover, Germany (“IMVISION”)

and

Therapeomic Inc., Biozentrum, University of Basel, Klingenbergstrasse 70, CH-4056 Basel, Switzerland („THERAPEOMIC”)

Preamble

IMVISION is a biotechnology company based in Hannover, Germany, and focused on the development of novel immuntherapies based on its MAT (Modular-Antigen-Transporter) technology platform to treat allergic diseases, autoimmune diseases and (chronic) infectious diseases.

IMVISION’s lead product, IVN201, an immunotherapeutic to treat cat dander allergy is currently undergoing preclinical development and is expected to enter clinical trials in 2006.

THERAPEOMIC is a biotechnology company providing services and expertise in the characterisation of biophysical properties of therapeutic proteins and in the formulation of protein therapeutics as pharmaceutical products.

IMVISION and THERAPEOMIC intend to collaborate on the development of a Proof-of-Concept Formulation of IMVISION’S IVN201 immunotherapeutic.

Now, therefore in consideration of the foregoing and of the mutual representations, warranties and covenants contained in this Agreement and other good and valuable considerations the Parties hereby agree as follows:

1.	Obligations of THERAPEOMIC:

1.1	THERAPEOMIC will use good faith efforts to conduct the work outlined in Attachment A (“PROJECT”) within the agreed upon time frame as an independent contractor.

1.2	Prof. Dr. Tudor Arvinte, the CEO of THERAPEOMIC, will be responsible for the supervision of the PROJECT and direct THERAPEOMIC’s performance under this collaboration.

1.3

THERAPEOMIC will regularly report to IMVISION on the progress of the PROJECT. All written reports due under the PROJECT (see Attachment A) shall be submitted to IMVISION shortly after completion of the experimental work und the respective work package.

2.	Responsibilities of IMVISION:

2.1

IMVISION (or its contract manufacturing organization, Strathmann Biotec AG, Hamburg) will provide THERAPEOMIC with sufficient amounts of IVN201 protein to conduct the studies outlined in Attachment A and all necessary information and documentation on the IVN201 protein.

2.2	IMVISION will notify THERAPEOMIC in writing if IVN approves the reports submitted by THERAPEOMICS according to 1.3 within 2 weeks after its receipt.

In case IMVISION does not give approval to the report and requests amendments or additional information to be included, IMVISION shall request those changes and additional information in writing within 2 weeks after receipt of the report and THERAPEOMIC will include said changes and additional information in the report within 3 weeks after receipt of such request from IMVISION.

2.3

IMVISION hereby grants to THERAPEOMIC a non-exclusive research license for use of its necessary proprietary technologies, know-how and materials for the sole purpose of THERAPEOMIC’s performance of the Services in accordance with this Agreement.

3.	Payments

3.1.	Subject to THERAPEOMIC’s `s performance of services in accordance with this Agreement, IMVISION shall pay to THERAPEOMIC a total amount of 100.000,- EUR.

3.2.

THERAPEOMIC will invoice IMVISION after completion of each milestone and acceptance of the respective reports by IMVISION. Milestones and payments due are defined in Attachment B. All payments provided in this Agreement have to be made to the following account:

IBAN	xxxx xxxx xxxx xxxx xxxx x
Bank	Credit Suisse
St. Alban-Graben 1-3
Postfach 4157
CH-4002 Basel
SWIFT	CRESCHZZ40A

Each payment has to be made free of charges and plus VAT if the payment is subject to VAT according to the applicable law.

3.3.

The amounts shall include any and all additional costs, such as salaries, overhead, equipment, facilities and consumables, but not the active pharmaceutical ingredients (IVN201 or special chemicals used in formulations), which shall be supplied by IMVISION.

3.4.

Reasonable travel expenses incurred by THERAPEOMIC employees in the course of the PROJECT shall be reimbursed by IMVISION after submission of an expense report with corresponding receipts by THERAPEOMIC.

3.5	All Payments shall be made by IMVISION within thirty (30) days after the date of IMVISION `s receipt of the invoice from THERAPEOMIC.

4.	Confidentiality

4.1

In consideration of, and reliance upon, the covenants of THERAPEOMIC and IMVISION herein contained, the parties have or will disclose to each other certain information (hereinafter referred to as "Confidential Information"), including, without limitation, information concerning future or proposed products, financial performance and projections, customers, employees, contracts, strategic relationships, marketing plans and business plans and other information. All documents, disclosures and written or oral statements disclosed by a party (the "Disclosing Party") to the other party (the "Receiving Party") shall be deemed "Confidential Information" if clearly marked so. Except as provided herein, "Confidential Information" shall include, without limitation, proprietary, technical, marketing, operating, performance, cost, business pricing policies, programs, inventions, discoveries, trade secrets, techniques, processes, source code, unlinked object modules, computer programming techniques, and all record bearing media containing or disclosing such information and techniques disclosed pursuant to this Agreement.

The Agreement itself and its content, as well as the identity of the parties shall be considered Confidential Information as well.

4.2	The obligations of this Agreement hereof shall not apply to any information if:

a)	it was in the public domain at the time of communication to the Receiving Party or is later placed in the public domain by the Disclosing Party;

b)	it entered the public domain through no fault of the Receiving Party subsequent to the time of disclosure hereunder to the Receiving Party;

c)	it was in the Receiving Party's possession free of any obligation of confidence prior to disclosure hereunder.

4.3	a)	The Receiving Party shall not disclose, publish or communicate the Confidential Information to any third party without the prior written consent of the Disclosing Party.

b)

The Receiving Party shall not use the Confidential Information nor circulate it within its own organisation except to the extent necessary or desirable for negotiations, discussions and consultations with personnel or authorized representatives of the parties, relating to the purposes of this Agreement.

c)

The Receiving Party shall use its best efforts to prevent inadvertent disclosure of the Confidential Information to unauthorized personnel or to any other third party, including establishing and monitoring internal procedures regarding the Confidential Information which are at least as protective as the protection the Receiving Party affords its own Confidential Information. The Receiving Party shall immediately notify the Disclosing Party if the Confidential Information is used, distributed, or communicated in a manner not authorized under this Agreement.

d)

Upon demand or, if not otherwise demanded, upon the termination of such project or purposes, the Confidential Information and all copies thereof and notes made therefrom shall be immediately destroyed by the Receiving Party or returned to the Disclosing Party. If destroyed, the Receiving Party shall certify in writing to the Disclosing Party that all such information, including all copies, has been destroyed.

5.	Data, Inventions and Know-How

5.1

If in the course of the PROJECT inventions are made and Know-How is developed by THERAPEOMIC in connection with the development of a Proof-of- Concept formulation for IVN201 such inventions and Know-How shall be exclusively assigned to IMVISION.

5.2

THERAPEOMIC will inform IMVISION without delay of all inventions made and Know-How developed in connection with the development of the formulation of IVN201 Protein, irrespective of whether such inventions are deemed patentable or not. It is understood between the parties that IMVISION may at its sole discretion file a patent application based on such invention

5.3

THERAPEOMIC is obliged to execute all declarations and documents in due form which are required for IMVISION to file such patent applications. Moreover, THERAPEOMIC is obliged to assign any rights on inventions in accordance with these principles free of any third parties’ rights.

5.4

If IMVISION develops and commercialises any product which falls under a patented invention made by PROTEOMIC under this PROJECT, IMVISION shall make to PROTEOMIC the payments outlined in Attachment C of this Agreement.

5.5

All documentation, Know-How and data produced and developed in the context of carrying out the PROJECT will become the sole property of IMVISION. THERAPEOMIC shall provide all documents containing data and describing Know-How to IMVISION. Original documents that need to be retained by THERAPEOMIC for regulatory purposes will be made available to IMVISION in form of copies. IMVISION may decide upon its sole discretion to provide access to such documentation and data to regulatory authorities, to its licensees or to any other third party.

6.	Publication

6.1	It is the sole discretion of IMVISION whether or not to publish data and results generated by THERAPEOMIC under the PROJECT.

6.2

If IMVISION decides to publish data and results generated by THERAPEOMIC under the PROJECT, IMVISION will cooperate with THERAPEOMIC to submit such publication and will adhere to common rules of authorship on such publication.

7.	Duration and Termination of Agreement

7.1

This Agreement shall become effective as of [ ] and shall remain in full force and effect until the obligations of the Parties hereunder have been fully performed, unless extended by mutual written agreement of the Parties.

7.2

This Agreement may be terminated immediately (i) by THERAPEOMIC as the case may be, upon material breach of this Agreement by IMVISION and the failure of IMVISION to cure such breach within thirty (30) days of receipt of THERAPEOMIC’s written notice describing such breach in reasonable detail or (ii) by IMVISION upon material breach of the Agreement by THERAPEOMIC, and the failure of THERAPEOMIC to cure such breach within thirty (30) days of receipt of IMVISION’s written notice describing such breach in reasonable detail.

7.3	In case of termination by THERAPEOMIC according to clause 6.2, IMVISION shall pay all accrued costs arisen by performance of the services up to the termination date.

7.4

The provisions of Articles 4, 5 and 7 shall survive the termination of the Agreement. Upon termination of this Agreement each Party shall return to the other Party, or at the request of the other Party destroy, Confidential Information of the other Party.

8.	Governing law

8.1	This agreement shall be governed by the law of Germany.

8.2	Place of jurisdiction is Hannover

9.	Miscellaneous Provisions

9.1

This Agreement, together with the enclosed Attachment A and Attachment B which constitute an integral part of this Agreement, is the entire and complete understanding between the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous proposals, discussions, negotiations, understandings, promises, representations, conditions, communications and agreements, whether written or oral, between the parties with respect to such subject matter and all past courses of dealing or industry custom.

9.2	No amendments, changes, modifications or alterations of the terms and conditions of the Agreement shall be binding upon either party hereto unless in writing and signed by both parties.

9.3

Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be given in writing and in English language by registered mail, internationally recognized overnight courier, fax (with confirmation of receipt) or by e-mail (to be confirmed in writing by registered mail in matters other than routine administrative matters) addressed to the addresses mentioned in the beginning of this Agreement and to the attention of the following persons:

If to IMVISION	If to PROTEOMIC

Dr. Martin Steiner ImVisioN GmbH Feodor-Lynen Straße 5 D-30625 Hannover Germany Phone: +49-511-538-896-76 Fax:: +49-511-538-896-66 m.steiner@imvision-therapeutics.com	Dr. Tudor Arvinte Therapeomic Inc, Klingelbergstrasse 70 CH-4056 Basel Switzerland Phone: +41-61-267-0680 Fax: +41-61-267-0682 Tudor.arvinte@unibas.ch

8.4	If any provision of this Agreement is held to be invalid or unenforceable all other provisions shall continue in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest and possible extent the economic, legal and commercial objectives of the invalid or unenforceable provision.

Hannover, 24.3.2006		Basel, 24.2.2006

/s/ Martin Steiner	/s/ H. Rose	/s/ Tudor Arvinte
CEO, Martin Steiner	COO, Horst Rose	CEO, Tudor Arvinte
ImVisioN GmbH		Therapeomic Inc.

ATTACHMENT A

Collaboration Between IMVISION GmbH and THERAPEOMIC Inc.
On the Development of a Proof of Concept Formulation of IVN201

I) Project goals:

1)	Develop methods to study IVN201 binding to surfaces and aggregation properties.
2)	Develop a formulation of IVN201 suitable for the in human proof of concept (POC) study: the POC formulation.
3)	Transfer the POC formulation to a Clinical Manufacturing Unit.
4)	Perform stability analysis of the POC formulation for the duration of the POC study (optional).

II) Next collaboration steps:

1)

Receive information on IVN201 from IMVISION on the INV201 drug substance composition, existing analytical methods and analytical data, ingredients included in the formulations used until present in the animal studies, and the known physico-chemical properties of IVN201.

2)	THERAPEOMIC will review data from IMVISION and also published data on IVN201.
3)	Based on present information the IVN201 POC-formulation should fulfill the following conditions (POC formulation profiling):
a.

The POC formulation will be a frozen solution to be thaw before use. After thawing the IVN201 solution will be mixed with Aluminium adjuvant in a ratio 1: 1 (ratio to be defined together with Imvision). The Aluminium adjuvant will be the same as the one used in the animal studies performed by Imvision.

b.

Concentration range: 0.5µg; 1µg; and 10µg per 100µl. From manufacturability considerations higher concentrations will be of advantage e.g. 1µg, 5 µg and 10µg per 100 µl. The concentration range should be discussed and agreed latest during the first month of the study.

	c.	The formulation should be isotonic.
	d.	The ingredients used in the formulations should be human compatible.
4)	Experimental work will be performed in the THERAPEOMIC laboratories at Geneva University and at Biozentrum, University of Basel.

The experimental work will have the following phases:

a.      Development of methods to study the aqueous properties of IVN201 with focus on in vitro aggregation and binding to surfaces

Time frame: 1 month.

Milestone 1: Develop analytical methods based on fluorescence and light scattering to investigate the aggregation and adsorption to surfaces of IVN201.

     As a first step in understanding IVN201 aggregation specific analytical methods have to be developed for the characterization of the protein's aqueous properties. Following methods will be developed and adapted: i) steady state fluorescence spectroscopy, ii) steady state fluorescence anisotropy, iii) UV-VIS absorption spectroscopy, iv) 90°-lightscattering, v) fluorescence microscopy using the hydrophobic probe Nile red. The Nile red staining method developed in our laboratory will be used to visualize different IVN201 aggregates. The spectroscopic methods will be first developed for cuvette and microcuvettes: sample volumes form 2.5 ml to 200 µl. In parallel to the cuvette assays we will develop high throughput formulation (HTF) methods for characterizing the aggregation of IVN201. These HTF methods will use multiple-well plates suitable for fluorescence, light absorption and fluorescence microscopy investigation. We will also develop a HTF lyophilzation method in 96 well plates to scan for IVN201 stable freeze-dried formulations.

Methods to study IVN201 binding to surfaces will be developed using Tyr intrinsic fluorescence of IVN201. The binding to wall methods will be similar to the methods developed by T. Arvinte for TGF-²3 (see Arvinte, et al, USA Patent US 6,649,168 B2 attached).

b.      Develop a frozen-solution POC-formulation of IVN201

Time frame: 2 months

Milestone 2 : Provide a Report on the studied frozen-solutions of POC-formulations of IVN201

     Different solutions of IVN201 will be prepared and analyzed regarding protein content (binding to walls) and protein aggregation state at t=0 and after 1 hour incubation at 24 °C. The best-found formulations will be frozen immediately after preparation and incubated at –20°C and –70°C for 1, 2 and 3 weeks. After incubation the solutions will be thawed and analyzed: at t=0 and after 1 hour after thawing. The work will focus on screening the influence of different sugars (e.g., sucrose, glucose, trehalose, fructose), ions (e.g., NaCl, KCl, MgCl2, MgSO4, CaCl2), buffers, and pH on the solution aggregation properties of IVN201. The best-found formulation will be mixed with the Al hydroxide provided by Imvision, The mixture procedure should be the same as the one planned to be performed in the POC study. The aggregation properties of the IVN201 in the presence of Al hydroxide will be investigated.

     At the end of Milestones 2 THERAPEOMIC will propose one formulation for the POC study and for the TOX investigations. Due to Project’s timelines the work in Milestone 1 and Milestone 2 will be performed as far as possible in parallel aiming for a completion of both milestones at the end of April 2006.

c.      Transfer of the POC formulation to the Clinical Manufacturing Unit (CMU)

Time frame: 1 month

Milestone 3 : Transfer the IVN201 POC-formulation

     The best-found POC formulation will be transferred to the CMU facility (to be defined by IMVISION). THERAPEOMIC will provide technical support to potential occurring issues related to the scale-up of the formulation manufacturing. The transfer should be organized as soon as possible after the POC formulation is ready since it will be of advantage to perform the TOX study with the same POC formulation as used in humans. The target date for the transfer of the formulation to the CMU should be in the first half of May 2006.

d.      Analysis of the stability of the POC formulation prepared by the CMU using the THERAPEOMIC methods

Time frame: 12 months (the duration of the Phase I human study)

Milestone 4 : Analysis report of the IVN201 POC-formulation

     After production at the CMU the INV201 POC-formulation will enter in GMP stability study at Strathmann and for complementary methods at THERAPEOMIC (using the methods developed in Millstone 1). Time points and exact number of samples to be analyzed have to be defined.

The fees for the Milestone 4 will be decided in May 2006.

Attachment B

Service Fees

Collaboration Between IMVISION GmbH and THERAPEOMIC Inc.
On the Development of a Proof of Concept Formulation for IVN201

In consideration for the performance of the work which will be performed within 4 months and which is described in Attachment A, IMVISION shall pay to THERAPEOMIC the total amount of 100,000 Euro (one hundred thousands Euro), including VAT.

This amount shall include any and all additional costs, such as salaries, overhead, equipment, facilities and consumables, but not the active pharmaceutical ingredients (IVN20 or special chemicals used in the formulations), which shall be supplied by IMVISION. Any project trip related costs by THERAPEOMIC employees should be paid by IMVISION.

This amount shall become due as follows:

  20’000 Euro (twenty thousand Euro) on the effective date of this agreement: upon receipt and acceptance by IMVISION of the experimental plan as specified in Attachment A;

  30’000 Euro (thirty thousand Euro) upon successful completion of the Milestone 1 of the Attachment A and delivery of the related report;

  40’000 Euro (forty thousand Euro) upon successful completion of the Milestone 2 of the Attachment A and delivery of the related report;

  10’000 Euro (ten thousand Euro) upon successful completion of the Milestone 3 of the Attachment A and delivery of the related report;

Attachment C

Payments for patented products

Should THERAPEOMIC’s work under this Agreement result in one or more inventions, which will be patented by IMVISION, IMVISION agrees to pay the two payments to THERAPEOMIC as stated below:

Payment No.	Amount	Milestone
1.	100’000 Euro

Completed submissions by IMVISION of the first new drug application in US, Switzerland, UK, Germany, Spain, Italy, France or any other EU country for a Patent Protected Pharmaceutical Product.
With “Patent Protected Pharmaceutical Product” shall mean a pharmaceutical product which is covered by a patent (i) which patent is the direct result of an invention made by THERAPEOMIC under this Agreement, (ii) which patent is granted to and owned by IMVISION, and (iii) which pharmaceutical product represents a dosage form or indication which is new compared to other products which exist on the market at the time of submission of the NDA.

2.	200’000 Euro

The above mentioned NDA for US has been approved and/or IMVISION (or its licensee) has obtained marketing authorizations for the Patent Protected Pharmaceutical Product in one European Union county. By a Product is meant new dosage form or new indication.

For the avoidance of doubt it is clarified that IMVISION’s obligation to pay the Two payments to THERAPEOMIC under this Agreement shall in total never exceed an amount corresponding to No. 1 plus No. 2, i.e. 300’000 Euro (three hundred thousand Euro), although IMVISION may submit a number of new drug applications for more than one Patent Protected Pharmaceutical Product or although IMVISION may obtain marketing authorizations for more than one Patent Protected Pharmaceutical Product.